Exhibit (k)(5)

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made effective as of May 26th, 2023 (the “Effective Date”), between PINE Advisors LLC (“PINE”) and ALTI Private Equity Access and Commitments Fund (the “Client”).

WHEREAS, Client is a registered closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “Securities Act”); and

WHEREAS, Client desires to retain PINE to perform the services referenced herein and wishes to enter into this Agreement in order to set forth the terms and conditions upon which PINE will render and implement the services specified herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Appointment and Delivery of Documents

(a) The Client hereby appoints PINE, and PINE hereby agrees, to provide: an employee of PINE acceptable to the Board of Directors of the Client (the “Board”) to serve as the Client’s Principal Financial Officer (“PFO”), each for the period and on the terms and conditions set forth in this Agreement.

(b) In connection therewith, the Client has delivered to PINE copies of, and shall promptly furnish PINE with all amendments of or supplements to: (i) the Client’s Certificate of Fund, Agreement and Declaration of Fund and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Client’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”); (iii) the Client’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar document that may be adopted by the Client under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Client; and (v) all compliance policies, programs and procedures adopted by the Client. The Client shall deliver to PINE a certified copy of the resolution of the Board appointing the PFO hereunder and authorizing the execution and delivery of this Agreement. In addition, the Client shall deliver, or cause to deliver, to PINE upon PINE’s reasonable request any other documents that would enable PINE to perform the services described in this Agreement.

2.	Duties of PINE.

(a) From and after the effective date of this Agreement, PINE agrees to provide to Client the services (the “Services”) set forth in Appendix A attached hereto, which is herein incorporated by reference, upon the terms and conditions hereinafter set forth.

(b)  PINE shall make available an employee of PINE who is competent and knowledgeable regarding the management and internal controls of listed registered closed-end funds such as Client (including possession, without limitation, an understanding of GAAP, financial statements and regulated investment company tax accounting; experience preparing, analyzing or evaluating financial statements of a breadth and level of accounting complexity generally comparable to that expected to be present in Client’s financial statements; and an understanding of internal control over financial reporting) to serve as Client’s Principal Financial Officer (such individual being referred to herein as the “Principal Financial Officer”).

(c) PINE undertakes to comply in all material respects with any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties and Services to be performed by PINE hereunder. PINE will advise Client immediately of any violation or suspected violation and immediately discontinue any illegal conduct.

(d) PINE shall promptly notify Client of matters that may materially adversely affect the performance by PINE of the Services.

(e) PINE may employ or associate itself with such person or persons or organizations as PINE believes to be desirable in the performance of its duties and services hereunder; provided that, in such event, except as provided in Appendix A, the compensation of such person or persons or organizations shall be paid by, and be the sole responsibility of, PINE, and Client shall bear no cost or obligation with respect thereto; and provided further that PINE shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(f) With respect to the Services, to the extent that PINE maintains books and records, whether created or received by it, on behalf of Client in the performance of the Services, including electronic books and records, PINE acknowledges that such books and records are the property of Client (although PINE may, at its option but subject to Section 6, keep copies). Upon request of Client, PINE shall provide copies of any such books and records to Client, including electronically readable or computer disk copies of any such books and records which are kept in such format. Client shall have the right to inspect such books and records during PINE’s normal business hours upon reasonable notice, or at such other times as may be necessary. All such books and records shall be preserved by PINE for a period of at least seven (7) years or as otherwise required by the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, in each case, as amended from time to time, unless they are delivered to duly appointed successors to PINE or delivered to Client. PINE will deliver such books and records (including in electronically readable or computer disk format) to Client promptly upon reasonable request or upon termination of this Agreement, after which time, PINE shall have no responsibility to maintain the records.

3.	Duties of Client.

(a) Client shall furnish PINE with any and all instructions, explanations, information, specifications and documentation deemed useful or necessary by PINE in the performance of the Services and shall give PINE prompt notice of any changes thereto. Client shall provide PINE with all documentation it needs to perform its duties and not withhold any material documents, facts or information. Client shall give timely instructions to PINE in regard to matters affecting the performance of the Services. Such instructions shall be in writing, or may be sent via e-mail or by such other means as may be agreed upon from time to time by PINE and Client. All oral instructions, to the extent permitted and feasible, shall be promptly confirmed in writing. Client shall certify to PINE in writing the names and specimen signatures of persons authorized to give instructions hereunder. PINE shall be entitled to rely upon the identity and authority of such persons until it receives written notice from Client to the contrary. PINE shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by Client and shall have no duty or obligation to investigate or to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation.

(b) Client will, at all times, comply with and obey all laws, rules, regulations, ordinances, statutes, and codes applicable to it, at its sole cost and expense. Client will advise PINE immediately of any material violation or suspected violation.

(c) Client will not fail to disclose any material fact or documents which would be material or would be helpful to PINE in connection with its performance of the Services hereunder.

4.	Compensation; Expenses.

In consideration for the Services to be performed hereunder by PINE, Client agrees to pay, and shall pay, PINE the fees listed in Appendix B, attached hereto, within thirty (30) days after the date of the billing.

PINE reserves the right to review and increase its fees upon the prior approval by Client. If PINE proposes a fee amendment, the amendment will become effective as agreed in writing between the Parties. If no agreement is reached within 30 days of PINE’s proposal, PINE may terminate the Services Agreement upon 90 days written notice to the Client. Such termination is effective at the end of the next calendar quarter ending not less than 90 days following the date of the termination notice.

On each January 1 (pro-rated for a previous partial year), all fees for the following year shall be increased by the amount the last published US Consumer Price Index – All Urban Consumers - U.S. City Average - All Items compiled by the US Bureau of Labor Statistics (“CPI-U”) has increased since the CPI-U that was published immediately before January 1 of the previous year. In the absence of CPI-U being published, the Parties shall agree in writing to use another index that most closely resembles CPI-U.

5.	Services Not Exclusive.

The Services provided by PINE hereunder are not exclusive. PINE and its affiliates may render services to other clients during the term of this Agreement, and such services may be the same or different or may rely on the same or different methods or processes as are utilized in the performance of the Services hereunder.

6.	Confidentiality.

(a) PINE agrees to use commercially reasonable efforts to keep confidential all accounting, customer, trading and other information, business records, business practices, financial data, procedures and policies, security protocols, agreements, communications and transactions of or relating to the Client and its affiliates (“Client Confidential Information”). For the avoidance of doubt, Client Confidential Information includes information regarding Client, investors in such Client, all portfolio companies and other investments of the Client and any affiliate of the foregoing, all books and records of Client, work product prepared or developed by PINE on behalf of Client, market positions, trade data, investments, portfolio holdings, trading strategies, and other proprietary and confidential information of Client. Client Confidential Information does not include information that (i) is in the public domain through no fault of or action by PINE; (ii) was rightfully available to PINE prior to its disclosure hereunder to PINE; (iii) was independently developed by PINE without any access to or use of Client Confidential Information; or (iv) became rightfully available from any third party not known to PINE to be under an obligation of confidentiality to Client.

PINE agrees that it shall: (i) use commercially reasonable efforts to maintain the confidentiality of the Client Confidential Information; and shall not disclose such Client Confidential Information to any third party except as set forth herein; (ii) without limiting the foregoing, PINE shall use commercially reasonable efforts to keep Client Confidential Information confidential; (iii) appropriately instruct employees and other authorized persons who may be accorded access to Client Confidential Information by PINE; and (iv) not use or process Client Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. PINE further represents that each of its officers, employees, directors, consultants and agents is aware of PINE’s obligations pursuant to this Section and is subject to an obligation of confidentiality with respect to the Client Confidential Information, including that such individuals shall not trade securities based on Client Confidential Information. PINE shall promptly notify Client of any actual or suspected misuse, unauthorized release or access of Client Confidential Information.

Notwithstanding the foregoing, PINE may disclose Client Confidential Information (A) to service providers of PINE who have a need to access such information in order for PINE to provide services to the Client and who have agreed to confidentiality terms similar to those set forth in this Section 6(a); provided that PINE shall remain liable to Client for any breaches of confidentiality by such service providers, and (B) in consultation with Client to the extent permitted under law, if disclosure is in response to a subpoena or order issued pursuant to a valid legal process or is otherwise required by law. In the event that PINE receives any such subpoena or order or is otherwise required by law to disclose Client Confidential Information, such as by the production of documents or the provision of testimony, PINE shall, unless prohibited by law, promptly provide written notice thereof to Client so as to permit Client the opportunity to protect its privileges and interests at its own cost and expense. PINE shall take all steps reasonably necessary or appropriate under the circumstances to permit Client to assert all applicable rights and privileges with regard to the requested materials in the appropriate forums, and shall reasonably cooperate with Client in any proceeding relating to the disclosure sought. PINE shall be reimbursed by Client at PINE’s then-standard billing rates for PINE’s time and expenses incurred in connection with responding to such request. If, in the absence of a protective order or other remedy or the receipt of a waiver from Client, PINE is nonetheless legally required to disclose Confidential Information, PINE may, without liability hereunder, disclose only that portion of the Confidential Information that is legally required to be disclosed, provided that PINE exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Client to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. For the avoidance of doubt, PINE may receive inquiries into Client’s business from outsiders and will refer all inquiries to Client, unless the inquires fall under items 5(a)(A) and 5(a)(B) above, provided that under 5(a)(B), Client is promptly notified of such inquiry and PINE consults with Client regarding release of such information in accordance with 5(a)(B). PINE may acknowledge a relationship exists between PINE and Client, and will refer any additional questions as to the extent of the relationship to Client unless PINE receives written approval to discuss the relationship in greater detail from Client. PINE will not utilize Client’s name in any of its publicity or marketing without written approval by Client.

(b)  Client acknowledges that the advice, information and documentation provided or prepared by PINE in the performance of the Services may be proprietary to PINE. Client agrees to keep confidential all advice, information and documentation provided or prepared by PINE (“PINE Confidential Information”). For the avoidance of doubt, PINE Confidential Information includes advice, templates, data bases, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business. PINE Confidential Information does not include information that (i) is in the public domain through no fault of or action by Client; (ii) was rightfully available to Client prior to its disclosure hereunder to Client; (iii) was independently developed by Client without any access to or use of PINE Confidential Information; (iv) became rightfully available from any third party not known to Client to be under an obligation of confidentiality to PINE or (v) was developed specifically for Client. Client agrees that it shall: (i) maintain the confidentiality of PINE Confidential Information; (ii) appropriately instruct employees and other authorized persons who may be accorded access to PINE Confidential Information by Client; and (iii) not reproduce, use or process or disseminate or disclose to any third party PINE Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. Client further represents that each of its officers, employees, directors, consultants and agents is aware of Client’s obligations pursuant to this Section and is subject to an obligation of confidentiality with respect to the PINE Confidential Information. Client shall notify PINE of any unauthorized release or access of PINE Confidential Information. Notwithstanding the foregoing, Client may disclose PINE Confidential Information (A) to service providers and/or customers of Client who have a need to access such information and who have agreed to confidentiality terms similar to those set forth in this Section, (B) in consultation with PINE to the extent permitted under law, if required or requested to so by any regulatory authority having jurisdiction over Client or PINE or (C) to the extent required to do so by judicial or administrative process or by applicable law or regulation. For the avoidance of doubt, PINE Confidential Information does not include any Client work product or other Client Confidential Information.

(c)  Anything in this Agreement to the contrary notwithstanding, each party shall comply with all privacy and data protection laws and regulations that are or that may in the future be applicable to the Services hereunder. Without limiting the generality of the preceding sentence, each party agrees that it shall not use or disclose to any third party any nonpublic personal information that it receives from a financial institution in connection with this Agreement, except in accordance with this Agreement. For purposes of this Section 6(c), the terms “nonpublic personal information” and “financial institution” have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L.106-102) (15 U.S.C. Section 6809) (the “GLB Act”). PINE represents that it is a nonaffiliated third party that is excepted from the Notice and Opt Out Requirements pursuant to the GLB Act.

(d) PINE shall implement and maintain technical, organizational and physical measures intended to protect Client Confidential Information (including any nonpublic personal information relating to an identifiable natural person contained therein) against anticipated threats or hazards to such information, including accidental or unauthorized disclosure, access, damage, destruction, alteration or loss, and other forms of unlawful processing. Such measures shall be effective to comply with all laws and regulations applicable to Client. PINE further represents that it has implemented and will maintain a written information security plan consistent with applicable privacy and data security laws, including 201 C.M.R. 17.00, that specifies measures to mitigate reasonably foreseeable internal and external risks to Client Confidential Information. If PINE becomes aware of any actual or suspected unauthorized use of or access to Client Confidential Information (an “Incident”), PINE will take appropriate actions to contain and mitigate the Incident, including notification to Client as soon as possible (subject to any delays required by an appropriate law enforcement agency), to enable Client to expeditiously implement its response program. Upon request of Client, PINE will cooperate with Client to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, Client shall make the final decision on, and assume the entire responsibility for, whether and how to notify any relevant clients, customers, investors, prospective investors, employees, consumers, the general public and/or other affected persons of any such Incidents, subject to applicable law.

(e)	Client shall maintain the confidentiality of the fee arrangements set forth in this Agreement.

(f)	The obligations of the parties hereto pursuant to this Section shall survive termination of this Agreement.

7.	Ownership of PINE Intellectual Property.

PINE shall retain title to and ownership of any and all advice, templates, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business, patents, copyrights, trade secrets and other related legal rights utilized by PINE in connection with the provision of the Services by PINE. For the avoidance of doubt, this paragraph does not apply to any Client Confidential Information.

8.	Ownership of Work Product and Deliverables.

(a) Any intellectual property, work product and other information and materials that PINE creates for Client in connection with performance of the Services or provision of Deliverables (collectively, “Work Product”) and the Deliverables will be and are the exclusive property of Client.

(b) PINE hereby assigns all right, title and interest in and to all Work Product and Deliverables to Client. If requested, PINE will also execute and deliver to Client other documentation that Client reasonably requests to perfect or evidence its ownership in such Work Product or Deliverables. To the extent the rights to any such Work Product or Deliverables cannot as a matter of law be assigned to Client, PINE hereby grants Client an exclusive, royalty-free, fully paid-up, fully transferable, fully sublicensable, irrevocable, perpetual, worldwide license to reproduce, copy, distribute, make derivative works based on, use and otherwise exploit such Work Product and Deliverables.

(c) All Work Product and Deliverables that are copyrightable will be considered “works made for hire” under the applicable copyright laws. To the extent any information or materials that are not Work Product or Deliverables (collectively, “Incorporated Materials”) are contained or incorporated in any Work Product or Deliverable, PINE grants to Client a worldwide, fully paid-up, royalty-free, perpetual, irrevocable, fully sublicensable, fully transferable, non-exclusive license to use and exploit such Incorporated Materials in connection with the Work Product and Deliverables. All right, title and interest in and to all information and materials furnished to PINE by or on behalf of Client (collectively, “Client Materials”) are and shall remain Client’s sole and exclusive property. Client hereby grants to PINE a non-exclusive, non-transferable, non-sublicensable license during the term of this Agreement to use Client Materials solely to the extent necessary to provide the Services and Deliverables.

9.	Independent Contractor.

(a)  PINE shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Client in any way. Nothing herein shall be construed to constitute PINE as the agent or employee of Client or Client as the agent or employee of PINE, and neither party shall make any representation to the contrary. Other than the Principal Financial Officer, employees and officers of PINE will not be employees or officers of Client or its affiliates.

(b) It is understood that, except as required by applicable law, PINE is not acting as a fiduciary to Client or to any person, including Client Accounts or investors in Client Accounts, and shall have no duties or liability to the current or future shareholders or members of, or similar interest holders in, Client or its affiliates, any Client Account or any current or future investor in any Client Account or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

10.	Nature of Services.

(a) With respect to any Services provided by this Agreement,

(i) Client acknowledges that the Services provided by PINE hereunder do not include any investment management or advisory services or regarding the advisability of purchasing or selling any securities for any Client. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of PINE, and PINE is not hereby agreeing, to (i) provide investment advisory, sub-advisory or management services to any Client, (ii) furnish any advice or make any recommendations regarding the purchase or sale of securities or other instruments or (iii) render any opinions or recommendations of any kind with respect to purchasing or selling securities or other instruments or to perform any such similar services in connection with providing the Services hereunder.

(ii) The Services provided by PINE hereunder shall consist of advice and consulting services. All non-ministerial actions taken by Client pursuant to the advice provided by PINE shall be subject to the overall discretion, direction, and control of Client, and except for PINE’s express obligations hereunder, all responsibility for such actions shall always remain vested in Client.

(iii) Client acknowledges that PINE is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide, and the Services provided by PINE hereunder do not include, any public accounting or auditing services or advice. Client acknowledges that PINE is not providing any tax advice and Client shall make all of its own tax decisions.

(iv)   Client acknowledges that PINE is not a law firm and is not engaged in rendering, and the Services provided by PINE hereunder do not include, any legal services or legal advice. Nothing in this Agreement shall be deemed to appoint PINE and its officers, directors and employees as Client’s attorneys, form attorney-client relationships or require the provision of legal advice. Client acknowledges that any attorneys of PINE exclusively represent PINE and Client may not rely on PINE attorneys. Because no attorney-client relationship exists between in-house PINE attorneys and Client, any information provided to PINE or its attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances in which case PINE shall provide Client prior notice of any such disclosure and cooperate fully with Client, should Client desire to defend against such disclosure.

(v) Client acknowledges that PINE is not rendering and will not render, and the Services provided by PINE hereunder do not and will not include, any tax advice. Client will rely solely on the advice of its own tax advisors. Any discussion by PINE of any tax matters in the course of, or in connection with, the provision of the Services is not intended to be used, and cannot be used, by any person for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or applicable state or local tax law provisions or (ii) promoting, marketing or recommending to another party any tax-related matters.

(vi) Upon approval and appointment by the Board of Client, PINE shall serve as Client’s Principal Financial Officer and provide those Services as outlined in Appendix A. In doing so, PINE shall ensure applicable state and SEC regulatory requirements are met. PINE shall also provide any advice and recommendations to Client as is necessary to comply with those requirements, but all decisions in connection with the implementation of PINE’s advice and recommendations shall be and remain the responsibility of the Client; provided that (1) PINE acknowledges that Client intends to rely on the Services, advice and recommendations (as applicable) provided by PINE in furtherance of Client’s satisfaction of its compliance obligations, and (2) PINE shall be responsible for any failure to comply with such requirements that arise out of (x) the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct (as such terms are defined below), in each case, with respect to the Services, advice or recommendations provided by PINE, or (y) a material breach of this Agreement by PINE. If the Board of the Client determines that PINE has failed to provide a Principal Financial Officer that is satisfactory, the Board may, at any time and without penalty or additional fees, terminate the provided Principal Financial Officer. If such termination occurs, the Client and PINE will amend the Agreement accordingly to reflect a change of Services.

11.	Liabilities.

(a)   PINE shall at all times endeavor to exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that PINE shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by Client (including attorney’s fees, disbursements, consequential, indirect, punitive, exemplary or special damages) except to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct or a material breach of this Agreement by PINE. PINE shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to Client or its affiliates. PINE shall have no liability arising from or relating to any third party hardware, software, information or materials selected or supplied by Client. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

(b) The liability of Client to PINE for any and all claims relating to this Agreement or Services provided by PINE hereunder, whether a claim be in tort, contract, or any other theory of law, and whether by statute or otherwise, shall not, in the aggregate, exceed the total professional fees paid by Client to PINE under this Agreement, except to the extent that it is determined pursuant to an order of a court of competent jurisdiction that is not subject to a timely filed appeal that the claim resulted from the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct of Client.

(c)   Without in any way limiting the generality of the foregoing, neither party shall in any event be liable for, nor shall it be considered a breach by such party of this Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of Services or other obligations hereunder or any damages the other party resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, computer hacking, natural disaster, change in law or regulation or other governmental action, communications disruption (including the Internet or other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within such party’s reasonable control (“Force Majeure Events”).

(d) NOTWITHSTANDING ANY OTHER PROVISIONS HEREUNDER OR UNDER ANY STATUTES, NEITHER PARTY NOR THEIR MEMBERS OR EMPLOYEES SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY, ITS MEMBERS, OR ITS EMPLOYEES HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

(e)  PINE is authorized and instructed to rely upon the information it receives from Client or its affiliates or any third party agent authorized by Client to provide such information to PINE. Client, its affiliates and any third party agents from which PINE shall receive or obtain certain records, reports and other data related to the Services provided hereunder, are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. PINE has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by Client as a result of PINE’s reasonable reliance on and utilization of such information. PINE shall have no responsibility and shall be without liability for any loss or damage caused by the failure of Client, its affiliates or any third party agent to provide it with the information required.

(f)  PINE shall have no liability for non-compliance by Client with all applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction over Client, including, for the avoidance of doubt, U.S. securities and/or international tax laws and regulations, as applicable; provided that PINE shall be liable to Client for any such non-compliance that arises out of the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct or a material breach of this Agreement by PINE.

12.	Representations and Warranties.

(a)	Client represents to PINE as follows:

(i)  Client has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii) The performance by Client of its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which Client is a party or by which Client is bound or to which any of the property or assets of Client is subject, or any order, rule, law, regulation, or other legal requirement applicable to Client or to the property or assets of Client.

(iii)   Client has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties and assets, the violation of which would be reasonably likely to materially adversely affect Client’s and PINE’s performance of their obligations under this Agreement.

(iv) Client is duly organized and validly existing under the laws of the relevant jurisdiction and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v) Client has completed, obtained and performed, and will maintain in full force and effect during the term of this Agreement, all registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government, governmental authority or other regulatory agency necessary to conduct its business as described in this Agreement.

(vi) There is no administrative, civil or criminal proceeding pending or threatened against Client that is reasonably likely to have a material adverse effect on Client’s or PINE’s business or financial condition or its ability to perform its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time Client shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, Client shall promptly notify PINE of the occurrence of such event.

(b)	PINE hereby represents and warrants to Client as follows:

(i)  PINE has full power and authority and is permitted by applicable law to enter into and carry out the Services and its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) PINE has the responsibility for providing the necessary facilities, equipment and personnel with the requisite knowledge and experience to ensure that the Principal Financial Officer can perform his and/or her duties and obligations under this Agreement.

(iii) The performance by PINE of the Services and its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which PINE is a party or by which it is bound or to which any of the property or assets of PINE is subject, or any order, rule, law, regulation, or other legal requirement applicable to PINE or to the property or assets of PINE.

(iv)   PINE has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect PINE’s performance of the Services and/or its obligations under this Agreement. PINE has completed, obtained and performed all registrations, filings, licenses, approvals, and authorizations, consents or examinations required by any government or governmental authority to which PINE is subject, to perform the activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

(v) PINE is duly organized and validly existing under the laws of the state of Colorado and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(vi)  There is no investigation or administrative, civil or criminal proceeding pending or threatened against PINE that is reasonably likely to have a material adverse effect on PINE’s business or financial condition or its ability to perform the Services and/or its obligations under this Agreement.

(vii)   The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time PINE shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, PINE shall promptly notify Client of the occurrence of such event.

(c) PINE MAKES NO REPRESENTATIONS OR WARRANTIES, NOR SHALL PINE HAVE ANY LIABILITY, WITH RESPECT TO ANY THIRD-PARTY PRODUCTS OR SERVICES SELECTED BY CLIENT.

(d) EXCEPT AS PROVIDED IN THIS AGREEMENT, (I) THE REPRESENTATIONS AND WARRANTIES MADE BY PINE IN THIS AGREEMENT, AND THE OBLIGATIONS OF PINE UNDER THIS AGREEMENT, RUN ONLY TO CLIENT AND NOT ITS AFFILIATES, CLIENTS, INVESTORS IN ANY CLIENT OR ANY OTHER PERSONS AND (II) UNDER NO CIRCUMSTANCES SHALL ANY AFFILIATE, CLIENT, INVESTOR IN ANY CLIENT OR ANY OTHER PERSON BE CONSIDERED A THIRD PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

13.	Indemnification.

PINE agrees to indemnify and hold harmless the Client, its officers, directors, and employees against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct or a material breach of this Agreement by PINE or anyone for whom Consultant (as defined below) is legally liable. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client, its officers, directors, and employees; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

Client agrees to indemnify and hold harmless PINE, its officers, directors, and employees (collectively “Consultant”) against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct or a material breach of this Agreement by the Client or its contractors, subcontractors, consultants or anyone for whom the Client is legally liable. Neither the Client nor the Consultant shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence.

The indemnification obligations of this Section 13 shall survive termination of this Agreement.

14.	Non-Solicitation.

(a) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, Client and its affiliates shall not, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by Client or its affiliates to be in the employment of PINE or its affiliates without a written agreement between PINE and Client.

(b) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, PINE and its affiliates shall not, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by PINE or its affiliates to be in the employment of Client or its affiliates.

(c) PINE and Client acknowledge and agree that, due to the uniqueness of the Services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. PINE and Client expressly acknowledge the importance to each of them of the covenants set forth in this Section and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto.

(d)	The obligations of this Section shall survive termination of this Agreement.

15.	Term.

This Agreement shall commence on the Effective Date and shall continue in full force and effect with respect to the ongoing services listed in Appendix A, for a period of twenty-four (24) months from the commencement of the Services (the “Initial Term”) and thereafter shall be automatically extended for successive twelve (12) month terms (each, a “Renewal Term”) unless a Party provides the other Party with a notice of non-renewal at least sixty (60) days prior to the end of the then-current term, provided, however, that either party may terminate this Agreement pursuant to Section 16 below (or as found elsewhere herein). Not less than ninety (90) days prior to the expiration of the then-current term, PINE will provide Client with written notice of any changes to the terms, fees and services provided under this Agreement. If Client does not object in writing to such changes or provide PINE with a written notice of non-renewal at least sixty (60) days prior to the end of the then-current term, the changes shall be effective for the following term. If Client timely objects in writing to such changes at least sixty (60) days prior to the end of the then-current term, the Agreement shall not renew for an additional term unless the Parties agree in writing to such renewal on mutually agreeable terms.

16.	Termination.

(a)	This Agreement shall be terminated as follows:

(i) Upon at least ninety (90) days’ written notice from Client or upon at least ninety (90) days’ written notice from PINE; or

(ii) by Client, immediately upon written notice to PINE, if: (1) PINE commits any material breach of its obligations under this Agreement and if such breach is curable, fails, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; or (2) PINE is in material breach of its representations or warranties under this Agreement and if such breach is curable, fails, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; (3) PINE or its affiliates engage in activity or conduct which Client reasonably believes to be in violation of applicable law and if such breach is curable, fails, within fifteen (15) days of receipt of notice served by Client requiring it to cure such violation, to cure such violations; (4) the termination and dissolution of the Client, or deregistration of the Client under the 1940 Act or the 1933 Act; and (5) PINE becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of PINE; or

(iii) with respect to the Fund’s Principal Financial Officer (the “PFO”), and without penalty by either party, by the Board on sixty (60) days’ written notice to PINE. Should the employment of the individuals designated by PINE to serve as the Client’s PFO be terminated for any reason, PINE may designate another qualified individual, subject to ratification by the Board, including the directors who are not interested persons of the Client, to serve as temporary PFO until the earlier of: (i) the designation, and approval by the Board, of a new permanent PFO; or

(iv) by PINE, immediately upon written notice to Client, if: (1) Client commits any material breach of its obligations under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (2) Client is in material breach of its representations or warranties under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (3) Client or its affiliates engage in activity or conduct which PINE reasonably believes to be in violation of applicable law and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such violation, to cure such violation; (4) Client fails to provide necessary instructions, explanations, information, specifications and documentation deemed necessary by PINE in the performance of the Services, including, without limitation, information related to investment activity on behalf of Client, on an ongoing basis and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure; (5) Client refuses to follow advice provided by PINE with respect to accounting and/or compliance matters relating to Client, on an ongoing basis and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure, unless Client provides information to PINE explaining the basis for its refusal to follow PINE’s advice and such information is deemed to be in compliance with applicable law and/or regulations; (6) Client becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of Client; or (7) Client is more than ninety (90) days in arrears on fees duly owed and such default has not been cured within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach.

(b) For the avoidance of doubt, Client understands and agrees that to the extent, subsequent to the execution of this agreement, Client hires either internal or external resources to provide services duplicative of those listed in Services Listing hereto, such activity will in no way (i) excuse any payment obligation of Client for fees due under this Agreement as detailed in Pricing hereto, or (ii) affect in any way the term of this Agreement unless otherwise terminated in accordance herewith.

In the event that Client decides to pursue services internal or external that are duplicative or Client decides to hire full time employment to perform the services rendered by PINE, Client will inform PINE of their intentions and start a process of renegotiating the terms of the services described in this agreement or otherwise will provide Client with notice of termination as described in Section 16. Termination. PINE agrees to work collaboratively with Client on a smooth transition of services and coverage.

(c) In the event of a termination of this Agreement, PINE agrees to (i) use reasonable efforts to assist Client and any successor service provider(s) appointed by Client in connection with the related transition to the new service provider(s) which includes providing 15 hours of training (or such amount of training as is deemed necessary and appropriate) to new employee or service provider and (ii) promptly return to Client any Confidential Information, including, without limitation, the books and records of Client in accordance with Section 1(f).

17.	Assignment.

This Agreement shall bind, benefit and be enforceable by and against PINE and Client and, to the extent permitted hereby, each of their respective successors and assigns. Neither party hereto shall assign this Agreement or any of its rights hereunder without the other’s prior written consent.

18.	GOVERNING LAW.

PINE AND CLIENT HEREBY AGREE THAT THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF COLORADO.

19.	Dispute Resolution.

(a)  If any dispute arises under this Agreement, including, without limitation, any claim or breach of any term of this Agreement, any effort to enforce the terms of this Agreement, and any dispute as to the enforceability, or not, of this Section 19(a) (a “Dispute”), the parties will use their best efforts to resolve such Dispute by good-faith negotiation and mutual agreement.

(b)  If the Dispute is not resolved within 20 days of the date on which the Dispute is first raised, the Parties will attempt to settle such Dispute through a non-binding mediation proceeding to be held within 30 days of a Party submitting a written notice to the other Party demanding mediation. If any Party to such mediation proceeding is not satisfied with the results thereof, then any unresolved Disputes will be finally settled in accordance with an arbitration proceeding. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

(c) Any Dispute that cannot otherwise be resolved as provided above will, upon written notice by either party demanding arbitration, be resolved by binding arbitration in Denver, Colorado, before a single arbitrator as mutually agreed to by the parties, with at least ten years of experience in resolving business contract matters, and in accordance with the rules of, but not to be administered by, the American Arbitration Association then existing. If the parties cannot agree upon the identity of a single arbitrator within seven days after the notice demanding arbitration, either party may request the Judicial Arbiter Group (“JAG”) in Denver, Colorado, appoint, on an expedited basis, one arbitrator from the JAG panel of arbitrators whom is a former judge, has at least ten years of experience as a judge and whom shall be able to commence the arbitration proceedings (with at least an initial hearing) within 14 days following the appointment. No Party to any such Dispute shall be entitled to any punitive damages. As further set forth in Section 19(d) of this Agreement, the arbitrator may provide that the prevailing Party receive an additional award of its reasonable attorney’s fees, plus any fees paid by the prevailing party to the arbitrator in connection with such arbitration. Judgment may be entered upon any award granted in any such arbitration in any court of competent jurisdiction. The arbitral award shall be final and binding. Each Party agrees to waive its or his right to seek remedies in court, including any right to a jury trial; provided, however, that nothing in this paragraph will constitute a waiver of any right any Party may have to choose a judicial forum to the extent such a waiver would violate applicable law. Notwithstanding the foregoing, each Party retains the right to seek judicial assistance: (1) to compel arbitration; (2) to obtain interim measures of protection prior to or pending arbitration; (3) to seek injunctive relief in any courts of jurisdiction as may be necessary and appropriate; and (4) to enforce any decision of the arbitrator, including the final award. It is agreed that, in the event of arbitration, the Parties will keep the proceedings and results confidential except as required by law or reasonable business necessity.

(d)  In the event of any Dispute, the prevailing party in any legal proceeding to enforce the terms of this Agreement will be entitled to recover, in addition to all other relief obtained in the legal proceeding, an award of such party’s reasonable costs and attorneys’ fees.

20.	Waiver of Jury Trial.

THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. THE PARTIES EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO HAVE LEGAL COUNSEL REVIEW THE WAIVER. THE WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21.	Amendment; Waiver.

This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by either party to assert its or his rights hereunder on any occasion or series of occasions.

22.	Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next day that is not a Saturday, Sunday, or statutory holiday in the State of Colorado; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties at their respective addresses below or at such other addresses as either Party may designate to the other Party in accordance with this paragraph.

To PINE:

Derek Mullins

c/o PINE Advisors LLC

501 S. Cherry Street, Suite 610

Denver, Colorado 80246

Derek@pineadvisorsolutions.com

To Client:

Joseph Bonvouloir

c/o ALTI Private Equity Access and Commitments Fund

110 East 40th Street, Suite 803

New York, New York 10016

Email Address: joseph@altifinancial.com

23.	Severability.

The invalidity or partial invalidity of any provision of this Agreement shall not invalidate the remainder thereof, and the remainder shall remain in full force and effect. If one or more of the provisions contained in this Agreement is held to be invalid, illegal, or otherwise unenforceable at law, such provision(s) shall be construed by the appropriate arbitral or judicial body by limiting or reducing it or them to make it or them valid, legal or otherwise enforceable to the maximum extent allowed with then applicable law.

24.	Integration.

This Agreement embodies the entire agreement and understanding among the Parties relative to the subject matter hereof and supersede all prior agreements and understandings, oral or written, relating to such subject matter.

25.	Counterparts.

This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

26.	Captions.

The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Signature page follows]

[Signature page to Services Agreement]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement with the intent that this Agreement be effective as of the Effective Date.

PINE:

PINE Advisors LLC

Date:
Derek Mullins
Co-Founder and Managing Partner

CLIENT:

ALTI Private Equity Access and Commitments Fund

By:	Date:
Joseph Bonvouloir
Chief Executive Officer

APPENDIX A

Fund Principal Financial Officer (“PFO”) Services

Fund PFO Services

Provide a qualified individual to serve as the Fund PFO
General oversight of the Fund’s fund accounting agent, third party administrator, transfer agent and custodian to ensure execution and timely delivery of financial filings and reporting obligations of the Fund
Coordinate processing of expense payments and fees as prepared by the administrator
Coordinate and review regulatory filings as prepared by the administrator including Form N-CSR, Form N-PORT, Form N-CEN, Form N-PX, Form N-23C3A, 486 (a) and (b) filings, and other filings, as required by the Investment Company Act of 1940 and Securities Act of 1933
Conduct Disclosure Control meetings in conjunction with financial statement filings
Coordinate the Fund’s annual audit
Sign off and certify semi-annual and annual reports on Form N-CSR
Review and sign off on monthly Form N-PORT
Review ASC 820 designations for each security for inclusion in financial statements
Review and approve fund budgets and ongoing accrual analysis as prepared by the administrator
Coordinate with the administrator and independent registered public accounting firm on the review of periodic income distributions, annual capital gain distributions, excise tax requirements, tax extensions and tax returns
Coordinate the review of tender offers as required by the Fund’s registration statement
Review and assist with the filing of the annual fidelity bond (40-17G)
Attend and assist with monthly and ad-hoc fair valuation committee meetings in accordance with Rule 2a-5
Attend quarterly Board and Audit Committee meetings telephonically or in person*

*	On-site visits as needed with reasonable travel expenses paid by the Fund.